Exhibit 99.1

FOR RELEASE: November 1, 2006

Contact: Donna Alston

Manager, Communications

610.645.1095

dpalston@aquaamerica.com

Terry Maenza

Senior Communications Specialist

610.645.1175

tmmaenza@aquaamerica.com

AQUA AMERICA REPORTS EARNINGS FOR THIRD QUARTER 2006

BRYN MAWR, PA, November 1, 2006 – Despite unfavorable weather conditions and inflationary pressure on production expenses, Aqua America, Inc. (NYSE: WTR) today reported diluted earnings per share for the quarter ended September 30, 2006 of $0.21, compared to $0.21 for the third quarter 2005 on two percent more shares outstanding.

“As with most water utilities, weather continues to be our biggest potential reward as well as our biggest potential risk,” said Aqua America Chairman and CEO Nicholas DeBenedictis. “While our revenue increased as a result of favorable rate decisions and continued customer growth, the majority of customers served by Aqua were impacted by consistently wet weather during the summer—a traditionally high-demand period. In addition to above-average rainfall in most of our states, non-essential use was negatively affected as much by the number of rainy days as by the actual amount of rainfall.”

Third quarter 2006 operating revenue increased 7.4 percent to $147.0 million from $136.8 million for the same period in 2005, driven primarily by rate increases—including a late second quarter rate settlement at the company’s largest operating subsidiary, Aqua Pennsylvania—and customer growth including new acquisitions. Corresponding net income was $27.3 million compared to $27.9 million for the same period in 2005.

For the nine months ended September 30, 2006, diluted earnings per share was $0.50 compared to $0.53 for the same period in 2005. Corresponding net income was $66.3 million for the first nine months of 2006 as compared to $69.0 million for the same period in 2005. The negative impact of regulatory lag—interest and carrying costs of major capital investments prior to needed rate awards—felt in the first and second quarters is easing now as rate awards are being effected, with the late June 2006 Pennsylvania rate award being the largest of those that were expected. Operating revenue for the nine months ended September 30, 2006 was $396.6 million versus $373.9 million for the same period in 2005.

In addition to weather, DeBenedictis said net income was impacted by the increased cost of insurance and pension, interest expense as a result of increased borrowings and higher short-term interest rates, and options expense (which was expensed for the first time in 2006 as required by a new accounting standard). Inflationary increases in purchased water costs as well as water production costs (power, chemicals), also impacted net income. “Outside of our labor and benefits costs, power and chemicals are among our largest expenses. We are continually working to minimize the impact of expenses on our performance,” said DeBenedictis.

Aqua America completed five regulated water and wastewater acquisitions during the quarter, along with the acquisition of three new non-regulated septage hauling businesses, bringing the year-to-date total of acquisitions announced during the nine months to 19—17 of which have closed. “During the third quarter, we continued to add bread-and-butter ‘tuck-in’ acquisitions,” said DeBenedictis. “In addition to those deals we’ve already closed, we hope to close the New York Water Service Corporation acquisition, which serves approximately 45,000 customers in Long Island, New York, as soon as year end.”

The company’s conference call with analysts will take place on Wednesday, November 1, 2006 at 11:00 a.m. Eastern Standard Time. The call will be webcast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the investor relations section of the company’s Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay at 12:00 p.m. on November 1, 2006 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (passcode 3288124). For international callers, dial 719.457.0820 (passcode 3288124).

Aqua America, Inc. is the largest U.S.-based publicly-traded water and wastewater utility, serving more than 2.5 million residents in Pennsylvania, Ohio, North Carolina, Illinois, Texas, Florida, New Jersey, Indiana, Virginia, Maine, Missouri, New York, and South Carolina. Aqua America is listed on both the New York and Philadelphia Stock Exchanges under the ticker symbol WTR.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the expected recovery of capital expenditures and expenses in rates, the timing and amounts of rate recoveries, the success of Aqua America’s acquisition program, the timing of closing for certain acquisitions, the impact of weather on financial results and the success of cost containment efforts. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives, and other factors discussed in Aqua America’s filings with the Securities and Exchange Commission.

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WTRF

The following table shows selected operating data for the quarters and nine months ended September 30, 2006 and 2005 (in thousands, except per share data) for Aqua America, Inc. All share and per share data have been restated to reflect the December 1, 2005 four-for-three stock split.

	(Unaudited)
	Quarter Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Operating revenues	$146,950	$136,783	$396,648	$373,871

Net income	$27,331	$27,917	$66,281	$69,006

Basic net income per share	$0.21	$0.22	$0.51	$0.54

Diluted net income per share	$0.21	$0.21	$0.50	$0.53

Average common shares outstanding:
Basic	131,660	128,246	130,242	127,823

Diluted	132,666	130,231	131,310	129,635

Aqua America, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Operating revenues	$146,950	$136,783	$396,648	$373,871
Cost & expenses:
Operations and maintenance	59,127	52,666	165,876	150,866
Depreciation	18,334	15,578	52,419	44,890
Amortization	1,126	1,172	3,128	3,627
Taxes other than income taxes	8,840	8,276	24,991	24,033

Total	87,427	77,692	246,414	223,416

Operating income	59,523	59,091	150,234	150,455
Other expense (income):
Interest expense, net	14,752	13,279	43,668	38,615
Allowance for funds used during construction	(703)	(433)	(2,901)	(1,497)
Gain on sale of other assets	(91)	(77)	(834)	(582)

Income before income taxes	45,565	46,322	110,301	113,919
Provision for income taxes	18,234	18,405	44,020	44,913

Net income	$27,331	$27,917	$66,281	$69,006

Net income	$27,331	$27,917	$66,281	$69,006
Other comprehensive income, net of tax:
Unrealized holding gain on certain investments	127	—	326	—

Comprehensive income	$27,458	$27,917	$66,607	$69,006

Net income per common share:
Basic	$0.21	$0.22	$0.51	$0.54
Diluted	$0.21	$0.21	$0.50	$0.53
Average common shares outstanding:
Basic	131,660	128,246	130,242	127,823

Diluted	132,666	130,231	131,310	129,635

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	September 30, 2006	December 31, 2005

Net property, plant and equipment	$2,417,594	$2,279,950
Current assets	108,845	98,277
Regulatory assets and other assets	229,715	256,819

	$2,756,154	$2,635,046

Common stockholders’ equity	$887,327	$811,923
Long-term debt, excluding current portion	917,227	878,438
Current portion of long-term debt and loans payable	151,635	163,150
Other current liabilities	106,316	108,510
Deferred credits and other liabilities	693,649	673,025

	$2,756,154	$2,635,046